                                                                    EXHIBIT 99.1


WEDNESDAY MARCH 28, 8:34 PM EASTERN TIME

PRESS RELEASE

3DFX ANNOUNCES QUARTERLY AND FISCAL YEAR RESULTS, AS WELL AS SHAREHOLDER APPROVAL OF LIQUIDATION AND ASSET SALE PROPOSALS

SAN JOSE, Calif.--(BUSINESS WIRE)--March 28, 2001--3dfx Interactive, Inc. (Nasdaq: TDFX - news) announced today financial results for the fourth quarter of fiscal 2001 and the year ended January 31, 2001. For the fourth quarter of fiscal 2001, revenues decreased to $18.3 million, compared to $109.4 million for the fourth quarter of fiscal 2000, a decrease of 83.3%. Operating losses for the fourth quarter of fiscal 2001 were $79.7 million, compared to operating losses of $32.7 million in the fourth quarter of fiscal 2000. Net losses for the fourth quarter of fiscal 2001 were $49.0 million compared to net losses of $31.9 million for the fourth quarter of fiscal 2000, an increase in net losses of 53.7%.

Revenues for the year ended January 31, 2001, were $233.1 million, a decrease of 35.3% compared to revenues of $360.5 million for the year ended January 31, 2000. Operating losses for the year ended January 31, 2001, were $372.2 million compared to $75.8 million for the year ended January 31, 2000. Net losses for the year ended January 31, 2001 were $340.5 million, an increase in net losses of 438.1% compared to net losses of $63.3 million for the year ended January 31, 2000.

3dfx also announced that at a special shareholders meeting held on March 27, 2000, 3dfx's shareholders approved proposals to liquidate, wind up and dissolve 3dfx pursuant to a plan of dissolution and to sell some of 3dfx's assets to an affiliate of NVIDIA Corporation (Nasdaq:NVDA) pursuant to an asset purchase agreement.

About 3dfx Interactive

3dfx Interactive, Inc. developed high performance, cost-effective graphics chips, graphics boards, software and related technology that enables an interactive and realistic 3D experience across multiple hardware platforms, but is now in the process of winding up its business.

This press release contains forward-looking statements based on current expectations that are inherently subject to risks and uncertainties. The words "estimate," "project," "intend," "expect," "believe," "plan," and similar expressions are intended to identify forward-looking statements. The Company's actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, those risks identified in the reports and documents filed by the Company with the Securities and Exchange Commission from time to time.

                        3dfx Interactive, Inc.
                 Consolidated Condensed Balance Sheets

                            (In thousands)
                              (Unaudited)


                                 January 31, January 31,
                                    2001        2000
                                    ----        ----
ASSETS
Current Assets:

  Cash and cash equivalents       $  9,391    $ 41,818
  Short-term investments                --      24,012
  Accounts receivable, net           6,398      66,160
  Inventory                         22,358      45,065
  Deferred tax assets               35,000       7,000
  Other current assets               1,214      21,407
                                  --------    --------
   Total current assets             74,361     205,462

  Property and equipment, net       20,349      40,269
  Goodwill and other intangibles    20,765      45,651
  Other assets                       4,131       4,729
                                  --------    --------
   Total assets                   $119,606    $296,111
                                  ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Line of credit                  $     --    $ 25,000
  Accounts payable                  64,245      60,879
  Accrued liabilities               11,642      20,385
  Note payable                      15,000          --
  Other current liabilities          5,878         732
                                  --------    --------
   Total current liabilities        96,765     106,996
                                  --------    --------

 Capitalized lease obligations,
  less current portion                 488       1,881
                                  --------    --------

SHAREHOLDERS' EQUITY
  Common stock                     430,922     251,883
  Warrants                             242         242
  Deferred compensation                 --        (172)
  Accumulated other comprehensive
   income (loss)                    (1,722)      1,844
  Accumulated deficit             (407,089)    (66,563)
                                   --------    --------
  Total shareholders' equity       22,353     187,234
                                  --------    --------
   Total liabilities and
    shareholders' equity          $119,606    $296,111
                                  ========    ========

                        3dfx Interactive, Inc.
            Consolidated Condensed Statement of Operations
                            (In thousands)
                              (Unaudited)

                            Three Months Ended         Year Ended
                                January 31,            January 31,
                              2001       2000       2001        2000
                              ----       ----       ----        ----
Revenues                   $  18,310  $ 109,388  $ 233,067  $ 360,523
Cost of revenues              43,085     96,750    242,989    287,872
                           ---------  ---------  ---------  ---------
Gross (loss) profit          (24,775)    12,638    ( 9,922)    72,651

Operating expenses:
  Research and development     9,269     19,689     65,394     66,062
  Selling, general and        39,496     19,514     89,106     63,468
     administrative
  In-process research and          --         --    66,250      4,302
     development
  Amortization of goodwill     6,456      3,627     24,449     10,228
   and other intangibles
  Impairment of goodwill           --              117,065
   and other intangibles
  Restructuring expense            --     2,552          --     4,382
                           ---------  ---------  ---------  ---------
Total operating expenses      54,899     45,382    362,264    148,442
                           ---------  ---------  ---------  ---------

Loss from operations         (79,674)   (32,744)  (372,186)   (75,791)
Other expense (income),
 net                           5,505       (192)     4,812     (2,180)
Loss before income taxes     (85,179)   (32,552)  (376,998)   (73,611)
Benefit for income taxes     (36,159)      (666)   (36,472)   (10,324)
                           ---------  ---------  ---------  ---------
Net loss                   $ (49,020) $ (31,886) $(340,526) $ (63,287)
                           =========  =========  =========  =========


Contact:
     3dfx Interactive, Inc.
     Investor and Shareholder Relations
     Richard A. Heddleson, 408/591-3508